Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Wellgistics Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $.0001 par value per share	457(c)	3,578,254	$4.32	$15,458,058	$0.00015310	$2,366.63
					$20,000,000
Total Offering Amounts							$2,366.63
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,366.63

(1) Consists of 3,578,254 shares of Common Stock registered under the Registration Statement consisting of the ELOC Shares and the Commitment Shares. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price was estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on May 2, 2025, rounded up.